EXHIBIT 99.1


[Level (3) Communications Logo]


                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com



                                                                    NEWS RELEASE

Level 3 contacts:

Media:      Josh Howell                   Investors:        Robin Grey
            720-888-2517                                    720-888-2518

            Arthur Hodges                                   Sandra Curlander
            720-888-6184                                    720-888-2501



    Level 3 Communications, Inc. Announces Proposed Private Offering of $200
                       Million of Convertible Senior Notes

               Also Seeking $450 Million Senior Secured Term Loan


BROOMFIELD, Colo., November 12, 2004 - Level 3 Communications, Inc. (Nasdaq:
LVLT) today announced that it plans to offer $200 million aggregate principal amount of a new series of its Convertible Senior Notes due 2011 (the "Notes") in a private offering to "qualified institutional buyers" as defined in Rule 144A under the Securities Act of 1933. The Notes will be convertible into the company's common stock at a conversion price to be determined. Level 3 intends to grant the initial purchasers a 30-day option to purchase up to $40 million aggregate principal amount of additional Notes.

Level 3 intends to use a portion of the net proceeds from the offering of the Notes, together with borrowings under a $450 million senior secured term loan that is expected to be entered into by its subsidiary, Level 3 Financing, Inc., to fund the purchase of certain debt securities due 2008 pursuant to Level 3's currently pending debt tender offers.

In addition, Level 3 Communications, Inc. intends to use a portion of the net proceeds from the offering of the Notes to enter into bond hedge and warrant transactions with respect to its common stock. The transactions are designed to enable the company to limit dilution from the conversion of the Notes. The transactions as currently contemplated would effectively increase the anticipated conversion premium to approximately 70% to 100%. The cost of the bond hedge and warrant transactions is estimated to be between approximately 14% and 19% of the gross proceeds from the offering of the Notes.

The company expects to use remaining net proceeds from the offering of the Notes to repurchase, repay or refinance existing debt, from time to time, and for general corporate purposes, including working capital, capital expenditures and acquisitions.

The Notes will not be registered under the Securities Act of 1933, as amended or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

About Level 3 Communications
Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its 23,000-mile broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, and patented softswitch managed modem and voice services. Its Web address is www.Level3.com.

The company offers information services through its subsidiaries, Software Spectrum and (i)Structure. For additional information, visit their respective Web sites at www.softwarespectrum.com and www.i-structure.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries.

Forward Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.